Exhibit 10.3

Framework Agreement for Regional Market Cooperation in the Middle East, Africa, and Asia

Party A: ASN Zone One Limited (ASN)

Party B: Shenzhen Qianhai Hengyunlian Technology Co., Ltd.

November 7, 2024

Framework Agreement for Regional Market Cooperation in the Middle East, Africa, and Asia

Party A: ASN Zone One Limited (ASN)

Chief Executive Officer: Jacky Wu

Address: Room 1901, World Trade Centre, 280 Gloucester Road, Causeway Bay, Hong Kong

Contact: (852) 8493 7031

Party B: Shenzhen Qianhai Hengyunlian Technology Co., Ltd.

Legal Representative: Liu Jinhong

Address: Units 3212-3215, 3216, Building U3, U8 Intelligent Manufacturing Industrial Park, No. 393 Hangcheng Avenue, Bao'an District, Shenzhen Contact: 13502886668

1.	Introduction of the Parties

Party A: ASN Zone One Limited (also known as "Shilian Group," hereinafter referred to as "ASN")

Shilian Group is an international platform dedicated to building a global warehousing network, providing customers with one-stop logistics services, including air freight, international warehousing, and transportation.

Headquartered in Dubai, ASN leverages its teams in Asia, Europe, and the Middle East, along with partners in various countries, to offer comprehensive services that help clients expand their business in international markets.

Party B: Shenzhen Qianhai Hengyunlian Technology Co., Ltd. (hereinafter referred to as "Hengyunlian")

Established in 2015 with a registered capital of RMB 30 million, Hengyunlian is a high-tech company based in Shenzhen, Guangdong Province, specializing in the R&D, production, and sales of flexible transparent LED film displays. The company boasts a professional technical team comprising domestic and international material science professors and PhDs, leading the industry in flexible transparent LED film display technology. With over 20 self-developed patents (granted or under review), Hengyunlian operates R&D bases in Shenzhen and Zhuhai, along with a modern production facility spanning 15,000 square meters.

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Flexible transparent LED film displays are widely used in applications such as storefront advertising, shopping malls, airports, high-speed rail stations, museums, financial institutions, exhibitions, grand event venues, and building facades.

In accordance with the laws of Hong Kong and based on the principles of equality, mutual benefit, and reciprocity, both parties aim to deepen cooperation, leverage complementary strengths, and achieve shared growth. Party A and Party B hereby agree to collaborate in the Middle Eastern and African markets.

The parties hereby establish the following framework agreement to govern their cooperation:

2.	Scope of Cooperation

Both parties will jointly develop market opportunities in the Middle East, Africa, and Asia for:

•	Intelligent transportation and logistics systems,

•	AI-powered advertising platforms for smart transportation (including hardware and software),

•	Next-generation LED display equipment,

•	AI management systems, and related businesses.

Each party shall regard the other as its exclusive partner in these regions for the AI advertising equipment and intelligent transportation industries. Any cooperation beyond the Middle East, Africa, and Asia shall be governed by supplementary agreements.

3.	Cooperation Model

•	Party A shall be primarily responsible for:

o	Introducing market resources in the relevant regions,

o	Providing investment and financing for Party B’s R&D,

o	Supporting Party B’s capital operations.

•	Party B shall be primarily responsible for:

o	Sustainable technological R&D,

o	Offering technical support for Party A’s projects,

o	Managing the daily operations of the product supply chain.

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Both parties agree to establish a project team to jointly explore market opportunities in the Middle East, Africa, and Asia. The team’s responsibilities include coordinating joint market efforts, with members designated by both parties and regular progress meetings.

The parties will jointly establish a "Middle East, Africa, and Asia Project Team" (hereinafter referred to as the "Project Team") under their respective organizational structures. Plans include setting up a joint venture in Dubai, UAE, for technology R&D, patent registration, market expansion, and business development. The Project Team will be jointly operated by designated representatives from both parties.

5.	Specific operational matters shall be further defined in subsequent contracts for individual projects, to be signed by Party A (or its designated entity) and Party B (or its designated entity). Party B shall provide Party A with preliminary product documentation and supply price lists (see Annex), which will be updated as needed.

6.	Projects under the Project Team may use each other’s brands for market promotion to enhance brand visibility.

7.	Unless otherwise specified, both parties may refer to each other as "strategic partners" in promotional materials.

8.	Both parties shall support and facilitate the following activities, provided they do not harm the other’s interests or reputation:

o	(1) Sharing necessary personnel certifications, corporate qualifications, or company materials as required for business operations.

o	(2) Organizing client visits, inspections, or technical exchanges at each other’s facilities.

4.	Term of Cooperation

1.	This agreement shall take effect upon signing, with an initial term of three years.

2.	During the term, neither party may unilaterally terminate the agreement without legal cause. Termination requires mutual written consent.

3.	If an extension is needed, the parties shall negotiate a new agreement, with Party B granted priority signing rights under equal conditions.

5.	Communication Mechanism

1.	Both parties shall designate liaison offices to coordinate cooperation, advance initiatives, and execute project contracts.

2.	Each party shall appoint a primary contact for negotiations and business coordination:

o	Party A: Jacky Wu, Tel: +852 8493 7031

o	Party B: Liu Jinhong, Tel: 13502886668

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6.	Confidentiality Obligations

1.	Confidential Information (including technical and business data) obtained during cooperation shall not be disclosed to unauthorized parties, unless required by law, court order, or regulatory bodies.

2.	Both parties shall protect any confidential information acquired during collaboration and refrain from unauthorized use or disclosure, except as mandated by legal obligations.

7.	Liability for Breach

Any violation of this agreement constitutes a breach. The breaching party shall compensate the non-breaching party for losses and may be subject to injunctions, specific performance, or other legal remedies.

8.	Miscellaneous

1.	This is a framework agreement, reflecting a non-exclusive intent to collaborate. Specific terms shall be detailed in formal project contracts. In case of conflict, project-specific agreements shall prevail.

2.	Dispute Resolution: Disputes shall first be resolved through mutual negotiation. If unresolved, disputes shall be submitted to the courts in Party A’s jurisdiction.

3.	Effectiveness: This agreement becomes effective upon signing and is executed in quadruplicate, with each party holding two copies of equal legal force.

4.	Amendments: Unaddressed matters may be supplemented or modified via written addenda, which shall carry the same legal weight as this agreement.

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Party A (Seal): ASN Zone One Limited

Authorized Representative (Signature):

Party B (Seal): Shenzhen Qianhai Hengyunlian Technology Co., Ltd.

Authorized Representative (Signature):

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